As filed with the Securities and Exchange Commission on December 8, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McDonald’s Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One McDonald’s Plaza, Oak Brook, Illinois	60523-1900
(Address of principal executive offices)	(Zip Code)

McDONALD’S CORPORATION PROFIT SHARING AND SAVINGS PLAN

(FORMERLY KNOWN AS THE McDONALD’S CORPORATION PROFIT SHARING

PROGRAM)

McDONALD’S VENTURES 401(k) PLAN

McDONALD’S EXCESS BENEFIT AND DEFERRED BONUS PLAN

(Full title of the plan)

Gloria Santona

Corporate Executive Vice President, General

Counsel and Secretary

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, Illinois 60523-1900

(630) 623-3373

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Alan L. Dye

Joseph E. Gilligan

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share, and participants’ interests in the McDonald’s Corporation Profit Sharing and Savings Plan	7,000,000 shares and an indeterminate amount of participants’ interests in the plan (2)	$31.27(3)	$218,890,000	$27,734
Common Stock, par value $.01 per share, and participants’ interests in the McDonald’s Ventures 401(k) Plan	1,000,000 shares and an indeterminate amount of participants’ interests in the plan (2)	$31.27(3)	$31,270,000	$3,962
Deferred Compensation Obligations (4)	$100,000,000	100%	$100,000,000	$12,670
Total			$350,160,000	$44,366

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares as may be issued in connection with share splits, share dividends or similar transactions.

(2)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of participants’ interests in the plan. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the participants’ interests in the plan.

(3)	Estimated pursuant to Rule 457(h) based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange Composite Tape on December 3, 2004.

(4)	The Deferred Compensation Obligations are unsecured obligations of McDonald’s Corporation to pay deferred compensation in the future in accordance with the terms of the McDonald’s Excess Benefit and Deferred Bonus Plan.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

McDonald’s Corporation (“McDonald’s” or the “Company”) hereby incorporates by reference into this registration statement the following documents filed with the Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

(c) The Company’s Current Reports on Form 8-K filed on April 19, 2004, May 11, 2004, May 24, 2004, June 7, 2004, July 22, 2004, August 10, 2004, September 10, 2004, September 15, 2004, October 19, 2004, November 8, 2004, November 24, 2004 and December 3, 2004;

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated December 23, 1988, as amended in the Company’s Current Reports on Form 8-K dated May 25, 1989 and July 25, 1990; and

(e) The McDonald’s Corporation Profit Sharing and Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2003.

In addition, all documents and reports subsequently filed by the Company, the McDonald’s Corporation Profit Sharing and Savings Plan and the McDonald’s Ventures 401(k) Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

(a) Common Stock.

Not applicable (our Common Stock is registered under Section 12 of the Exchange Act).

(b) Deferred Compensation Obligations.

Under the McDonald’s Excess Benefit and Deferred Bonus Plan (the “Excess Plan”), participants may defer a portion of their base salary once they have reached certain limits imposed by the Internal Revenue Code under the McDonald’s Corporation Profit Sharing and Savings Plan (the “Qualified Plan”). The Excess Plan will allow participants to defer all or a portion of their annual bonus payments. The Company will also make matching allocations to amounts deferred by participants under the Excess Plan which parallel the Company match under the Qualified Plan.

The amount of compensation to be deferred by each participant will be as determined in accordance with the Excess Plan based on the elections of each participant. Each participant will be fully vested in amounts he or she elects to defer. Amounts deferred by a participant under the Excess Plan will be credited by book entry to such participant’s account. The value of a participant’s account will be based on the amounts deferred and the performance of investment benchmarks selected by the participant under the Excess Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no participant deferrals actually will be invested in any investment benchmark fund or security, participants will not have any ownership interest in any investment benchmark fund or security. The Company has the sole discretion to determine the investment benchmarks available under the Excess Plan as the measurement mechanisms to determine the hypothetical gains and losses on amounts deemed invested in accordance with the terms of the Excess Plan.

The Company’s obligations under the Excess Plan (the “Deferred Compensation Obligations”) will be payable in a lump sum six months after the participant terminates employment with the Company or its affiliates.

The Deferred Compensation Obligations are unsecured general obligations of the Company to pay in the future the value of the deferred compensation accounts adjusted to reflect the hypothetical gains and losses resulting from the performance of the selected investment benchmarks in accordance with the terms of the Excess Plan. The Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency. The Deferred Compensation Obligations will be paid in cash, and will be subject to withholding for applicable taxes.

The Deferred Compensation Obligations cannot be assigned, alienated, pledged or encumbered. The Deferred Compensation Obligations are not convertible into, or exchangeable for, any other security, whether of McDonald’s or otherwise.

The Company may amend or terminate the Excess Plan at any time, provided, however, that no such amendment or termination may adversely affect the rights of participants or their beneficiaries with respect to amounts credited to their Excess Plan accounts prior to such amendment or termination without the written consent of the participant, except to the extent required by applicable law. In addition, the Company has specifically reserved the right to amend the Excess Plan, if necessary, to comply with Internal Revenue Service guidance that has yet to be issued under the American Jobs Creation Act.

Item 5.	Interests of Named Experts and Counsel.

Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s, has rendered her opinion regarding the legality of the Deferred Compensation Obligations. Ms. Santona owns shares of our Common Stock, and she is eligible to participate in the McDonald’s Corporation Profit Sharing and Savings Plan and McDonald’s Excess Benefit and Deferred Bonus Plan.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “GCL”) provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify a director or officer in a derivative suit if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, unless the director or officer is found liable to the corporation (in which case a court may permit indemnity for such director or officer to the extent it deems proper).

Article V of the Company’s By-Laws provides that the Company shall indemnify and hold harmless each director and officer to the fullest extent permitted under the GCL, provided that the person seeking indemnification has met the applicable standard of conduct set forth in the By-Laws. Such indemnification could cover all expenses, as well as liabilities and losses incurred by directors and officers. The Company’s Board of Directors has the authority, by resolution, to provide for other indemnification of directors and officers, as it deems appropriate.

The By-Laws further provide that the Company may maintain insurance at its expense to protect any director or officer against any expenses, liabilities or losses, whether or not the Company would have the power to indemnify such director or officer against such expenses, liabilities or losses under the GCL. Pursuant to this provision, the Company maintains insurance against any liability incurred by its directors and officers in defense of any action in which they are made parties by reason of their positions as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The undersigned registrant hereby undertakes that it will submit the McDonald’s Ventures 401(k) Plan, and any amendment thereto, to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify such McDonald’s Ventures 401(k) Plan under Section 401 of the Internal Revenue Code.

Exhibit Number	Description

4.1	McDonald’s Excess Benefit and Deferred Bonus Plan.

5.1	Opinion of Gloria Santona.

5.2	Letter from Internal Revenue Service regarding qualification of Profit Sharing and Savings Plan under Section 401 of Internal Revenue Code.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 8th day of December 2004.

McDONALD’S CORPORATION

By:	/s/ Matthew H. Paull
Matthew H. Paull Corporate Senior Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Floersch and Gloria Santona, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 8th day of December 2004.

Signature	Title

/s/ Hall Adams, Jr. Hall Adams, Jr.	Director

Charles H. Bell	Director

/s/ Edward A. Brennan Edward A. Brennan	Director

/s/ Robert A. Eckert Robert A. Eckert	Director

/s/ Enrique Hernandez, Jr. Enrique Hernandez, Jr.	Director

/s/ Jeanne P. Jackson Jeanne P. Jackson	Director

/s/ Walter E. Massey Walter E. Massey	Director

/s/ Andrew J. McKenna Andrew J. McKenna	Chairman and Director

/s/ Cary D. McMillan Cary D. McMillan	Director

/s/ Matthew H. Paull Matthew H. Paull	Corporate Senior Executive Vice President and Chief Financial Officer

/s/ David M. Pojman David M. Pojman	Corporate Senior Vice President and Controller

/s/ Michael J. Roberts Michael J. Roberts	President and Chief Operating Officer and Director

/s/ John W. Rogers, Jr. John W. Rogers, Jr.	Director

/s/ James A. Skinner James A. Skinner	Chief Executive Officer, Vice Chairman and Director

/s/ Anne-Marie Slaughter Anne-Marie Slaughter	Director

Roger W. Stone	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the McDonald’s Corporation Profit Sharing and Savings Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 8th day of December 2004.

MCDONALD’S CORPORATION PROFIT SHARING AND SAVINGS PLAN

By:	ADMINISTRATIVE COMMITTEE

By:	/s/ Michael D. Richard
Michael D. Richard Chairman of the Administrative Committee

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the McDonald’s Ventures 401(k) Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 8th day of December 2004.

McDONALD’s VENTURES 401(K) PLAN

By:	ADMINISTRATIVE COMMITTEE

By:	/s/ Michael D. Richard
Michael D. Richard Chairman of the Administrative Committee

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	McDonald’s Excess Benefit and Deferred Bonus Plan.

5.1	Opinion of Gloria Santona.

5.2	Letter from Internal Revenue Service regarding qualification of Profit Sharing and Savings Plan under Section 401 of Internal Revenue Code.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).